Exhibit 10.1

BIOMARIN PHARMACEUTICAL INC.

Amended and Restated Severance Plan

and

Summary Plan Description

Amended and Restated Effective October 7, 2014

Attracting, retaining and motivating employees of BioMarin Pharmaceutical Inc. (“BioMarin”) and its subsidiary entities (together, the “Company”) are among the driving forces of the Company’s success. The Company’s management and Directors believe that the elements of its compensation package are one of the more quantifiable means of accomplishing these goals. We also believe that one area of particular concern for the Company’s personnel is the effect of a change of corporate control. Senior personnel are especially at risk of termination or demotion were a third party to acquire control of BioMarin.

Accordingly, BioMarin’s management and Directors have evaluated the Company’s past severance policies, and have consolidated them into this Severance Plan (“Plan”). For employees who meet the eligibility criteria set forth in Section 1 below, the Plan provides for the payment of severance benefits either –

(a)	according to the Change of Control Specifications attached as Exhibit A for eligible employees whose termination of employment occurs on or after a Change of Control, as defined in Section 1 below; or

(b)	according to the Severance Policy attached as Exhibit B for employees whose termination of employment occurs before a Change in Control.

This Plan also provides for the accelerated vesting of equity awards upon a Change of Control for certain eligible employees, as described further in the Plan. Throughout this Plan, the term “BioMarin” is used when BioMarin Pharmaceutical Inc. is acting, through its employees and Directors, in its corporate interest as employer, Plan sponsor, or settlor with respect to the Plan. This Plan uses the term “Plan Administrator” whenever the Company is acting in the limited capacity of making determinations, decisions, and interpretations associated with administering the Plan.

This Plan supersedes and replaces any and all prior severance policies, plans and programs with respect to the Company’s employees. The Plan is an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is not intended to be a “pension plan” as defined in Section 3(2)(A) of ERISA, and shall be administered so as not to be an ERISA pension plan. This document shall also serve as a Summary Plan Description.

1.	Events That Trigger Severance Benefits

Severance benefits will become payable to you under the Plan if your employment with the Company terminates either –

(a)	both while you are eligible for the Plan based on the conditions set forth in Section 2 and on or within 12 months after a Change of Control, as defined herein; or

(b)	if the Company provides you with a written notice stating that the termination of your employment will entitle you to collect Plan benefits.

“Change of Control” shall mean either (i) a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction as a result of which the persons that beneficially owned, directly or indirectly, the shares of BioMarin’s voting stock immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of voting stock representing more than fifty percent (50%) of the total voting power of all outstanding classes of voting stock of BioMarin or the continuing or surviving corporation if BioMarin is not the continuing or surviving corporation in such transaction, or (ii) a sale of all or substantially all of the assets of BioMarin.

2.	Plan Eligibility

You will be eligible to participate in the Plan if (i) BioMarin classifies you as a full-time employee of the Company for payroll tax purposes, regardless of whether or not that classification is correct; (ii) Section 3 does not make you ineligible for benefits; and (iii) with respect to severance benefits, at the time you are notified of your termination of employment, you are classified by the Company as an active employee and you are not classified by the Company as being in one or more of the following ineligible categories:

(a)	Foreign Employees, i.e., persons who are not on a U.S. payroll of the Company.

(b)	Leased Employees, i.e., persons who are the Company’s leased employees, within the meaning of Section 414(n) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)	Ineligible Bargaining Unit Employees, i.e., persons who are working under a collective bargaining agreement that does not provide for their Plan participation.

(d)	Persons Waiving Participation, i.e., persons to whom the Company did not extend the opportunity of participating in this Plan and who agreed orally or in writing to such non-participant status.

(e)	Persons on Indefinite Unpaid Leaves of Absence, i.e., persons who are absent from work on indefinite unpaid leaves of absence expected to exceed thirty (30) days, except leaves during which regular pay continues or to the extent eligibility is required by applicable law.

(f)	Persons Discharged for Cause, i.e., persons whose employment is terminated for Cause, as determined by the Plan Administrator in its sole discretion based on the following types of misconduct:

(i)	willful and repeated failure to comply with the Company’s written policies or lawful directives on material business matters;

(ii)	willful statements or conduct reflecting adversely on the Company and causing (or reasonably likely to cause) injury to the reputation, business or business relationships of the Company; or

(iii)	illegal conduct, gross misconduct or, dishonesty, in each case which is willful and results (or is reasonably likely to result) in material damage to the Company.

3.	Benefit Ineligibility

(a)	Voluntary Termination

Even if you are on notice of your impending termination of employment, you will not be eligible for severance benefits under this Plan if the Plan Administrator determines, in its sole discretion, that your employment terminated due to Cause, your retirement, your death, your disability, or your resignation (even if you felt compelled to resign) other than under the circumstances set forth in Section 4(a) below.

(b)	Changed Decisions

The Company has the right to cancel a pending termination of your employment at any time before you terminate employment. You will not be eligible for severance benefits under this Plan if your termination is canceled.

(c)	Successor Employment and Comparable Employment

Except as otherwise specifically provided in Section 4(a), you will not be entitled to severance benefits under this Plan, if the Plan Administrator determines, in its sole discretion, that a Successor Employer has offered you an Equivalent or Better Position to commence promptly following your termination of employment with the Company, whether you accept the position or not. A “Successor Employer” is:

(1)	any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operation or function has been outsourced);

(2)	any affiliate of the Company; or

(3)	any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

“Equivalent or Better Position” means employment that does not involve either (i) a material reduction in your compensation or benefits, (ii) a relocation, without your written consent, of your principal worksite to a place more than thirty miles from its location immediately before the relocation, or (iii) a material reduction in responsibilities or support.

(d)	Transition Assistance

You will not be entitled to severance benefits under this Plan unless you satisfy all transition assistance requests of the Company to the Company’s satisfaction, such as aiding in the location of files, preparing accounting records, returning all Company property in your possession, or repaying any amounts you owe the Company.

4.	Severance Benefits and Change of Control Acceleration of Equity

(a)	Change of Control Severance Benefit

(1) Eligibility. You are entitled to receive severance benefits under this Section 4(a) if the Plan Administrator determines that –

(i)	your employment with the Company terminated without Cause both while you are eligible for the Plan based on the conditions set forth in Sections 2 and 3 above, and on or within 12 months after a Change of Control, and

(ii)	you have properly executed the Company’s standard release form prescribed by the Plan Administrator (the “Release”), you have filed the Release with the Plan Administrator within twenty-one (21) days after the date your employment terminates (or within forty-five (45) days after such date of termination to the extent that such longer period is required under applicable law), and the Release has become enforceable in all respects.

(2) Nature of Severance Benefits. Attached as Exhibit A is a schedule entitled Change of Control Specifications (“Specifications”) that provides guidelines according to which the Plan Administrator shall determine the severance benefits that the Company will pay under this Section 4(a) of the Plan. The Plan Administrator will apply the Specifications to you (either individually or as a member of a class of eligible employees) with attention to three primary factors: the impact of the Change of Control on your future employment, your position with the Company prior to the Change of Control and your rights under any separate written agreement with the Company. Furthermore, the Plan Administrator shall apply the Specifications and the foregoing factors according to the following three scenarios relating to your future employment with a Successor Employer (as determined by BioMarin):

•	CASE 1: You are Offered An Equivalent Or Better Position

•	CASE 2: You are Offered A Position That Is Not An Equivalent Or Better Position

•	CASE 3: You Are Not Offered A Position.

In accordance with the Specifications, the Plan Administrator shall determine your Plan benefits depending in part on your classification between the following five classes of employees (as determined by BioMarin):

•	Chief Executive Officer and Senior Vice Presidents

•	Vice Presidents

•	Directors (including Senior and Associate Directors)

•	Managers and Senior Managers

•	All Other Employees

Nevertheless, the Company’s use of title designations to determine benefit levels is not an absolute system. BioMarin, acting through its CEO, may accordingly elect in its settlor capacity to place certain personnel in a different classification based on the vulnerability of each person’s position to elimination in the event of a Change of Control. The CEO will make such determinations, on a case-by-case basis, and will advise any affected employee of any adjustment to their classification for the purposes of the Plan.

In the case where you are not offered any position by the Successor Employer, or you decline an offer for a position that is not an Equivalent or Better Position, you are entitled to receive the most favorable benefits that the Specifications set forth for Participants. (This also applies if you are offered a position that is not an Equivalent or Better Position, accept the position offered, and are involuntarily terminated during the following twelve months for reasons other than Cause.)

If you become entitled to severance benefits under this Section 4(a), including by satisfying the requirements set forth in Section 4(a)(1) you will receive:

(i)	a lump sum cash severance payment based on the Specifications and your most recent annual salary and position within the Company (the “Severance Payment”), payable to you on the sixtieth (60th) day following your termination of employment;

(ii)	if BioMarin classifies you as a Manager or above, employer-paid continuation of group medical insurance coverage for the period set forth in the Specifications, provided that you timely elect such continuation coverage; provided, however, that notwithstanding the foregoing, in the event such continued coverage, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and you and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties; and

(iii)	if BioMarin classifies you as a Vice President or above, you will receive an additional bonus-based payment, computed at set forth in the Specifications, payable to you on the sixtieth (60th) day following your termination of employment.

(b)	Change of Control Accelerated Vesting of Equity

Upon a Change in Control, you will become 100% vested in your right to exercise any outstanding stock options that by their terms are subject solely to time-based vesting and will become 100% vested in any restricted stock, restricted stock units or other equity awards that by their terms are subject solely to time-based vesting, provided the Plan Administrator determines that you are eligible for the Plan based on the conditions set forth in Section 2 (applied as if your employment terminates on the date of the Change of Control),

Notwithstanding any other provision above, if you are entitled to collect severance-related payments or benefits under any separate written agreement with the Company, the Plan Administrator shall have the discretion to reduce your severance benefits under this Plan, on a category-by-category basis, to the extent necessary to avoid your receipt of duplicate benefits. Any such comparisons and reductions shall not occur on an aggregate basis and shall instead be determined by separately comparing the cash severance amounts, the terms under which the vesting of stock options, restricted stock, restricted stock units and other equity awards accelerates, and the terms under which the Participant is entitled to continue to receive employer-paid group medical insurance coverage as provided in this Plan to the respective benefits provided under the separate written agreement. For the avoidance of doubt, in no event will this Plan limit or reduce the benefits to be received by you pursuant to any separate written agreement with the Company.

(c)	Golden Parachute Limit on Benefits.

Notwithstanding any other provision of this Section 4, the Specifications, or the Plan, in the event that any payment or benefits to which you become entitled in accordance with the provision of the Plan or any other agreement with the Company (“Covered Payments”) would otherwise constitute an “excess parachute payments” within the meaning of Section 280G of the Code (and the most recent regulations issued thereunder) and would, but for this Section 4(c) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. To the extent such reduction is required, the dollar value of your lump-sum cash severance will be reduced first; then the dollar value of your continuation of group medical coverage; next the number of stock options or other equity awards that are to vest on an accelerated basis pursuant to this Section 4 of the Plan shall be reduced (based on the value of the parachute payment resulting from such acceleration) in the same chronological order in which awarded, and finally your remaining benefits will be reduced in a manner that will not result in any impermissible deferral or acceleration of benefits under Section 409A of the Code.

Notwithstanding the foregoing, if under any employment agreement or similar agreement or arrangement between you and the Company, or otherwise under any plan, program or arrangement under which you would otherwise be entitled to benefits, you are entitled to receive benefits greater than, or more favorable to you than, those set forth under this Section 4(c), the terms of such other agreement, plan, program or arrangement shall control.

(d)	Discretionary Severance Benefit

Benefits will become payable to you in accordance with the policy attached as Exhibit B if (i) your employment with the Company terminates before a Change of Control, (ii) the Company provides you with a written notice stating that the termination of your employment will entitle you to collect Plan benefits, and (iii) you execute the Release form prescribed by the Plan Administrator, you file the Release with the Plan Administrator within twenty-one (21) days after the date your employment terminates (or within forty-five (45) days after such date of termination to the extent that such longer period is required under applicable law), and the Release has become enforceable in all respects.

5.	Re-employment

If you are re-employed by the Company or a Successor Employer while benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by BioMarin or the Successor Employer, as the case may be. If you receive benefits after your eligibility ceases under the Plan due to reemployment, you must promptly repay any such benefits. By accepting benefits under the Plan, you agree to furnish all information, such as copies of your federal income tax returns with attachments, that the Plan Administrator requests for purposes of confirming your employment status.

6.	Taxes

Taxes will be withheld from benefits under the Plan to the extent required by law.

7.	Relation to Other Plans

Any prior severance or similar plan of the Company that might apply to you is hereby revoked as to you while you are eligible for Plan benefits. Benefits under this Plan will not be counted as “compensation” for purposes of determining benefits under any other benefit plan, pension plan, or similar arrangement. All such plans or similar arrangements, to the extent inconsistent with this Plan, are hereby so amended.

8.	Amendment or Termination

Notwithstanding anything to the contrary in Section 16(a), BioMarin, acting through its Board of Directors and chief executive officer, has the right, in its nonfiduciary settlor capacity, to amend the Plan or to terminate it at any time, prospectively or retroactively, for any reason, without notice, including to discontinue or eliminate benefits. The Plan Administrator also has the right to amend the Plan, as elsewhere provided in the Plan. No person has any vested right to benefits under this Plan prior to actually collecting them. Subject to the following paragraph, the Company may amend the Plan to provide greater or lesser benefits to particular employees by sending affected employees a letter or other notice setting forth the applicable benefit modification.

Notwithstanding the discretion reserved for the Board of Directors in the preceding paragraph, any amendment or termination of the Plan that occurs in contemplation of a Change of Control, in connection with a Change in Control, or within two years after a Change of Control shall apply only to those Participants who (i) consent individually and in writing to the amendment or termination, or (ii) are not adversely affected by such amendment or termination. Any Plan decision or interpretation that is made either during the period of time described in the preceding sentence or pursuant to this paragraph shall be subject to judicial review under a de novo standard, and not under the arbitrary and capricious standard that is generally intended to apply (and shall apply) to all other Plan decisions and interpretations.

9.	Claims Procedures

(a)	Claims Normally Not Required

Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(b)	Disputes

If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c)	Time for Filing Claims

A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise.

(d)	Procedures

The Plan Administrator has adopted the procedures attached as Exhibit C for considering claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

10.	Plan Administration

(a)	Discretion

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)	Finality of Determinations

All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)	Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d)	Fiduciary Disclosure Authority

No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be terminated or that the Company will or will not offer severance benefits in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(e)	Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

11.	Costs, Indemnification, and Reimbursement of Litigation Expenses

(a)	Costs and Indemnification

All costs of administering the Plan and providing Plan benefits will be paid by the Company, with one exception: Any expenses (other than arbitrator fees) incurred in resolving disputes with multiple Claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, Directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

(b)	Reimbursement of Participants for Certain Litigation Expenses

In the event that, at any time on or after a Change of Control, a participant substantially prevails over the Company or any successor to its interests in any dispute that arises between the participant and the Company or its successor with respect to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise (including any action that the individual takes to enforce the terms of this Plan or to defend against any action taken by the Company), the Company shall reimburse the individual for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings, or actions. Such reimbursement will however be subject to proof of such costs and expenses being provided

12.	Limitation on Employee Rights

This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge the employee for any reason.

13.	Governing Law

This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of California (excluding any that mandate the use of another jurisdiction’s laws) shall apply.

14.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

15.	Section 409A

It is intended that the payments provided under this Plan shall be exempt from or comply with the requirements of Section 409A of the Code. This Plan shall be construed, administered and governed in a manner that effects such intent. It is further acknowledged and agreed that solely to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, (i) you will not be considered to have terminated employment or service for purposes of this Plan, and no payments will be due under this Plan that are payable upon termination of your employment or service until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) if at the time of your termination of employment or service with the Company, you area “specified employee” as defined under Section 409A of the Code, to the extent required by Section 409A(a)(ii)(B)(i) of the Code, amounts due under this Plan that are provided as a result of a separation from service, within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following such separation from service, shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of your death.

16.	Statement of ERISA Rights

The following information required by ERISA is furnished by the Plan Administrator.

General Plan Information

Name of Plan:	BioMarin Pharmaceutical Inc. Severance Plan

Plan Administrator’s Name:	BioMarin Pharmaceutical Inc.

Address and Phone Number:	105 Digital Drive Novato, CA 94949 Telephone: (415) 506-6700

Employer Identification Number assigned by IRS:	68-0397820

Plan Number of the Plan:	5

Type of Plan:	Severance Pay Plan

Type of Administration:	Employer Administration

Name and Address of Registered Agent for Service of Legal Process	Plan Administrator

Source of Contribution to the Plan:	General assets of BioMarin Pharmaceutical Inc.

Funding Medium:	General assets of BioMarin Pharmaceutical Inc.

Plan Fiscal Year Ends On:	December 31st

(a)	Plan Modification, Amendment, And Termination

Subject to Section 8, the Plan Administrator has the right to amend or terminate the Plan at any time. The consent of any employee or participant is not required to terminate, modify, amend, or change the Plan except as provided in Section 8.

(b)	Your Rights under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. Your rights include the following:

(1)	Right to Examine Plan Documents:

You have the right to examine all plan documents, including the annual reports and plan descriptions filed with the U.S. Department of Labor. The Plan Administrator will tell you where the plan documents are available for examination. There will be no charge for examining plan documents.

(2)	Right to Obtain Copies of Plan Documents:

You have the right to obtain copies of all plan documents. You should make your request in writing to the Plan Administrator. There may be a reasonable charge for the copies.

(3)	Right to Written Explanation of Denial:

If your claim for benefits under the plan is denied in whole or in part, you must be given a written explanation of the reason for denial.

(4)	Right to Review:

You have the right to request a review and reconsideration of any denial of your claim for plan benefits.

(5)	Other ERISA Rights:

You can protect your rights under ERISA. For example, ERISA gives you the right to file suit in a state or federal court if your claim for benefits under the Plan is denied or ignored. You can also file suit in a federal court if you request plan documents and do not receive them within 30 days. In such a case, the court will require the Plan Administrator to give you the plan documents you requested. In some cases, the court could also require the Plan Administrator to pay you up to $110 a day until you receive the requested materials.

ERISA gives you rights and protections. ERISA also imposes special obligations on the people (called “fiduciaries”) who operate this employee benefit plan. The fiduciaries have a duty to protect the Plan’s money and the interests of plan participants. The named fiduciary is BioMarin Pharmaceutical Inc. ERISA prohibits anyone from discriminating against you in any way to prevent you from receiving a plan benefit or from exercising your rights under ERISA.

If you believe that the fiduciaries have misused the Plan’s money, or that you have been discriminated against for asserting your rights, you can ask for help from the U.S. Department of

Labor. You can also file suit in a federal court. If you file a suit, the court will decide who must pay the court costs and legal fees. If your suit is successful, the court may require the fiduciary to pay those costs and fees.

If you have any questions about the Plan, you should contact the Plan Administrator.

If you have any questions about this statement of your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Adopted and Approved

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Jean-Jacques Bienaimé
Name:	Jean-Jacques Bienaimé
Title:	Chief Executive Officer
Date:

BIOMARIN PHARMACEUTICAL INC.

Severance Plan

and

Summary Plan Description

Exhibit A

Change of Control Specifications

		CASE 1	CASE 2					CASE 3
Employee Is Offered a Less Than Equivalent Position,
and Accepts the Position,
				and Voluntarily Terminates	and Is Involuntarily Terminated in the First Twelve Months,
		Employee Is Offered an Equivalent or Better Position	and Stays in That Position for Twelve Months	in the First Twelve Months	For Reasons Other Than for Cause	for Cause	and Declines the Position	Employee is Not Offered a Position

Chief Executive Officer and Senior Vice Presidents	Base Salary Benefits Continuation Bonus	None None None	None None None	None None None	12 months 12 months See Note (8) below	None None None	12 months 12 months See Note (8) below	12 months 12 months See Note (8) below

Vice Presidents	Base Salary Benefits Continuation Bonus	None None None	None None None	None None None	10.5 months 10.5 months See Note (8) below	None None None	12 months 12 months See Note (8) below	12 months 12 months See Note (8) below

Directors, Executive/Sr. Directors & Associate Directors	Base Salary Benefits Continuation Bonus	None None None	None None None	None None None	9 months 9 months None	None None None	9 months 9 months None	9 months 9 months None

Managers & Senior Managers	Base Salary Benefits Continuation Bonus	None None None	None None None	None None None	6 months 6 months None	None None None	6 months 6 months None	6 months 6 months None

All Other Employees	Base Salary Benefits Continuation Bonus	None None None	None None None	None None None	As per BioMarin Severance Policy None None	None None None	As per BioMarin Severance Policy None None	As per BioMarin Severance Policy None None

NOTES:

(1)	The terms outlined above are guidelines. The CEO may move a given individual into a higher Group to compensate for, for example, greater vulnerability to a CoC.
(2)	Salary and bonus payments are lump sum payments at the time of the CoC, and are in lieu of any other severance pay.
(3)	All payments made by the Company are on a before-tax basis, and are not grossed up to cover any federal, state, or local income or excise taxes imposed.
(4)	The term “vest” is used here to mean that all subsequent waiting requirements are waived.
(5)	If the BioMarin Annual Cash Bonus Plan is modified or expanded, this policy will be modified accordingly.
(6)	Base salary payments as described above exclude discretionary bonuses.
(7)	Continued benefits are limited to life, medical and dental insurance.
(8)	The bonus is based on the greater of the actual bonus paid for the prior calendar year or the target bonus for the current calendar year.

BIOMARIN PHARMACEUTICAL INC.

Severance Plan

and

Summary Plan Description

Exhibit B

Employee Severance Policy

To the extent that an employee is eligible for severance benefits under Section 4(d) above, the Company will pay such benefits generally according to the following formula:

 1⁄2 week of base salary for each complete year of service but no less than two weeks of base salary

Such payment shall be made in a lump sum on the sixtieth (60th) day following an employee’s termination of employment, provided that the employee has satisfied the requirements set forth under Section 4(b) of the Plan and provided further that the Company may pay such greater or lesser benefit as it deems appropriate on a case-by-case basis.

BIOMARIN PHARMACEUTICAL INC.

Severance Plan

and

Summary Plan Description

Exhibit C

Detailed Claims Procedures

1.	Claims Procedure

(a)	Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

(b)	Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant:

(1)	the specific reason or reasons for the denial;

(2)	specific references to the provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and

(4)	an explanation of the procedures for appealing denied claims.

If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

(c)	Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues and comments in writing. The Claimant may present only the evidence and theories during the appeal that the Claimant presented during the initial claims stage, except for information the claims official may have requested the Claimant to provide to perfect the claim. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

(d)	Appeals Decisions

The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant, and shall include:

(1)	the specific reasons for the decision;

(2)	specific references to the Plan provisions on which the decision is based, if applicable;

(3)	a statement that the Claimant is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

(4)	information concerning the Claimant’s right to bring a civil action for benefits under ERISA Section 502(a)

If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

(e)	Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim, and to conform with Labor Regulation 2560.503-1, and any successor regulation.